AMENDMENT NO. 1 TO WARRANT AGREEMENT
THIS AMENDMENT NO. 1 TO WARRANT AGREEMENT (this “Amendment”), is made and entered into as of June 17, 2022, by and among Metromile, Inc., a Delaware corporation (f/k/a “INSU Acquisition Corp. II”, the “Company”), Continental Stock Transfer & Trust Company, a New York limited purpose trust company, as warrant agent (“Continental”), and American Stock Transfer & Trust Company, LLC (“AST”). Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Warrant Agreement (as defined below).
WHEREAS, the Company and Continental previously entered into that certain Warrant Agreement, dated as of September 2, 2020 (the “Warrant Agreement”);
WHEREAS, the Company has entered into an Agreement and Plan of Merger, dated as of November 8, 2021 (the “Merger Agreement”), by and among Lemonade, Inc., a Delaware corporation (“Parent”), Citrus Merger Sub A, Inc., a Delaware corporation and a direct, wholly owned Subsidiary of Parent (“Acquisition Sub I”), Citrus Merger Sub B, LLC, a Delaware limited liability company and a direct, wholly owned Subsidiary of Parent (“Acquisition Sub II”), and the Company;
WHEREAS, pursuant to the Merger Agreement, and subject to the satisfaction or waiver of the conditions specified therein, Acquisition Sub I merged with and into the Company, with the Company surviving as a wholly owned subsidiary of Parent (the “First Merger”) and following the First Merger, the Company merged with and into Acquisition Sub II, with Acquisition Sub II surviving as “Metromile, LLC”;
WHEREAS, pursuant to the Merger Agreement, at the First Effective Time (as defined in the Merger Agreement), each Company Warrant (as defined in the Merger Agreement) shall, automatically and without any required action on the part of the holder thereof, cease to represent a Company Warrant in respect of Company Common Stock (as defined in the Merger Agreement) and shall be assumed by Parent and converted into a warrant denominated in shares of Parent Common Stock (as defined in the Merger Agreement);
WHEREAS, pursuant to Section 8.2.1 of the Warrant Agreement, Continental has agreed to resign its duties as the Warrant Agent as of the date hereof, and AST has agreed to serve as successor Warrant Agent from and after the date hereof; and
WHEREAS, pursuant to Section 9.8 of the Warrant Agreement, the parties may amend the Warrant Agreement without the consent of the Registered Holders with respect to matters or questions arising under the Warrant Agreement as the parties may deem necessary or desirable and that the parties deem shall not adversely affect the interest of the Registered Holders.
NOW, THEREFORE, in consideration of the mutual agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:
1.Amendment of the Warrant Agreement. The parties hereby amend, effective as of the date of this Amendment, the Warrant Agreement as provided in this Section 1:
1.1Change in Warrant Agent. References to “Continental Stock Transfer & Trust Company” in the Warrant Agreement shall be replaced with “American Stock Transfer & Trust Company, LLC” and it shall be understood that “Warrant Agent” shall hereafter refer to AST.

1.2Change of Address of Warrant Agent. Section 9.2 of the Warrant Agreement is hereby amended to direct that all notices, instructions and communications under the Warrant Agreement to the Warrant Agent shall be delivered to:
American Stock Transfer & Trust Company, LLC
6201 15th Avenue
Brooklyn, NY 11219
Email: Reorg warrants@astfinancial.com
1.3Responsibilities of Warrant Agent for Cashless Exercise. Section 3.3.3 of the Warrant Agreement is hereby amended to add the following sentences to the end of the existing paragraph:
“Upon receipt of any notice of exercise on a “cashless basis”, the Warrant Agent shall deliver a copy of such notice to the Company and the Company shall promptly calculate and transmit to the Warrant Agent in writing, the number of shares of Common Stock issuable in connection with such exercise. The Warrant Agent shall have no obligation under this Agreement to calculate, the number of shares of Common Stock issuable in connection with any exercise on a “cashless basis”, nor shall the Warrant Agent have any duty or obligation to investigate or confirm whether the Company’s determination of the number of shares of Common Stock issuable upon such exercise, pursuant to this Section 3.3, is accurate or correct.”
2.Resignation of Current Warrant Agent and Appointment of Successor Warrant Agent. Continental hereby resigns as Warrant Agent under the Warrant Agreement, and the Company hereby appoints AST to act as the Warrant Agent for the Company under the Warrant Agreement, and AST hereby accepts such appointment and agrees to perform the same duties and obligations in accordance with the terms and conditions set forth in the Warrant Agreement as modified by this Amendment.
3.Miscellaneous Provisions.
3.1Successors. All the covenants and provisions of this Amendment by or for the benefit of the parties hereto shall bind and inure to the benefit of their respective successors and assigns.
3.2Applicable Law. The validity, interpretation, and performance of this Amendment shall be governed in all respects by the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. Each of the parties hereto hereby agrees that any action, proceeding or claim against it arising out of or relating in any way to this Amendment shall be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive.
Each of the parties hereto hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum.
3.3Counterparts. This Amendment may be executed in any number of original or electronic counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute one and the same instrument.

3.4Effect of Headings. The section headings herein are for convenience only and are not part of this Amendment and shall not affect the interpretation thereof.
3.5Severability. This Amendment shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Amendment or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Amendment a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.
3.6Effect on Warrant Agreement. Other than as specifically set forth herein, all other terms and provisions of the Warrant Agreement shall remain unaffected by the terms of this Amendment, and shall continue in full force and effect and be enforceable against the parties thereto in accordance with its terms.
3.7Entire Agreement. The Warrant Agreement, as modified by this Amendment, constitutes the entire understanding of the parties and supersedes all prior agreements, understandings, arrangements, promises and commitments, whether written or oral, express or implied, relating to the subject matter hereof.
[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first above written.
METROMILE, INC.
By:    /s/ Regi Vengalil
Name: Regi Vengalil
Title: Chief Financial Officer
CONTINENTAL STOCK TRANSFER &
TRUST COMPANY
By:    /s/ Henry Farrell
Name: Henry Farrell
Title: Vice President
AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC
By:    /s/ Michael Legregin
Name: Michael Legregin
Title: Senior Vice President, Corporate Actions Relationship Management & Operations

[Signature Page to Amendment No. 1 to Warrant Agreement]